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                                                                      Exhibit 99


[ALTEON LOGO]
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                                          Alteon Inc.
                                          170 Williams Drive -> Ramsey, NJ 07446
                                          (201) 934-5000 -> Fax: (201) 934-8880


FOR IMMEDIATE RELEASE           Contact:  Susan M. Pietropaolo
---------------------                     Director, Corporate Communications
                                          & Investor Relations
                                          201-934-5000
                                          spietropaolo@alteonpharma.com


               ALTEON RAISES $8.77 MILLION IN SALE OF COMMON STOCK

    -- Funds To Expand Product Pipeline and Accelerate ALT-711 Development --


Ramsey, New Jersey, July 25, 2001 - Alteon Inc. (AMEX: ALT) announced today that it has agreed to sell 4.2 million shares of common stock at $2.25 per share in an offering underwritten by U.S. Bancorp Piper Jaffray, subject to customary closing conditions, for net proceeds after expenses and fees of $8.77 million.

"We are pleased to be able to place our common stock with a select group of institutional investors," said Kenneth I. Moch, President and Chief Executive Officer of Alteon. "These funds provide capital for our ongoing Phase IIb SAPPHIRE trial of ALT-711, and will also allow us to further expand our product pipeline."

ALT-711 is the most clinically advanced drug in a new class of compounds, known as Advanced Glycosylation End-product (A.G.E.) Crosslink Breakers, which were discovered by Alteon. By "breaking" the pathological bonds that cause tissues, organs and vessels to stiffen and lose function over time, ALT-711 and similar compounds in Alteon's library have demonstrated the ability to reverse certain age-related and diabetes-related conditions.

On July 9, 2001, Alteon announced the initiation of the SAPPHIRE (Systolic and Pulse Pressure Hemodynamic Improvement by Restoring Elasticity) Phase IIb clinical trial of ALT-711 for isolated systolic hypertension (ISH). The trial will enroll 450 patients at approximately 40 clinical sites in the United States. Results of this trial are expected the second half of 2002.

The SAPPHIRE trial will build upon positive data from a recent Phase IIa human trial to further evaluate ALT-711's ability to lower systolic blood pressure and pulse pressure in aging and diabetic patients. In the Phase IIa trial of 93 patients, treatment with ALT-711 over an 8-week period resulted in a statistically significant reduction in pulse pressure (5 mmHg net decrease at day 56, p<0.03), defined as the difference between systolic and diastolic blood pressures, as well as a statistically significant increase in large artery compliance (11-18% improvement, p<0.02). Additionally, the drug was well tolerated. No approved drug for high blood pressure directly targets the underlying age-related stiffening that results in ISH, and thus this condition represents a major unmet medical need. Results from the Phase IIa trial were featured at the March 2001 American College of Cardiology meeting in a "Late Breaking Clinical Trials Special Scientific Session" and further chosen as one of four highlights of the Hypertension Section.
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Alteon, Page 2.


ABOUT ALTEON

Alteon is a leader in the discovery and development of novel pharmaceuticals for the treatment of pathologies of aging and diabetes, based on reversing or slowing a fundamental pathological process caused by protein-glucose complexes called Advanced Glycosylation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s is an inevitable part of the aging process that leads to a loss of flexibility and function in body tissues, organs and vessels. The company is initially developing therapies for cardiovascular disease in older or diabetic individuals.

Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. These include A.G.E. Crosslink Breakers, A.G.E. Formation Inhibitors and Glucose Lowering Agents. The Company's lead A.G.E. Crosslink Breaker, ALT-711, is being developed for the treatment of cardiovascular disorders. ALT-711 demonstrated positive results in a recent Phase IIa clinical trial and currently is being evaluated in the Phase IIb SAPPHIRE clinical trial focused on isolated systolic hypertension. The compound is also under investigation for end-stage renal disease patients receiving peritoneal dialysis, a patient population that has significant cardiovascular disease. ALT-711 is further serving as a clinical prototype in other conditions where A.G.E. crosslinking is a cause of disease, such as uropathy and diabetic retinopathy. Pimagedine, Alteon's lead A.G.E. Formation Inhibitor, is being evaluated by a veterinary partner for diabetic neuropathy in cats. For more information on Alteon, visit the company's web site at www.alteonpharma.com.

                                      # # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.